Exhibit 5.1

September 13, 2016

DJO Finance LLC

DJO Finance Corporation

1430 Decision Street

Vista, California 92081

Ladies and Gentlemen:

We have acted as counsel to DJO Finance LLC, a Delaware limited liability company (the “Company”), and DJO Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), and to the subsidiaries of the Company listed on Schedule I (the “Guarantors”), in connection with (i) the Registration Statement on Form S-4 (File No. 333-213164) (the “Initial Registration Statement”), filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Issuers of up to $298,436,000 aggregate principal amount of 10.75% Third Lien Notes due 2020 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees with respect to the Exchange Securities and (ii) the related Registration Statement on Form S-4 (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”), filed by the Issuers and the Guarantors with the Commission pursuant to Rule 462(b) of the Act relating to the issuance by the Issuers of up to $35,000 aggregate principal amount of 10.75% Third Lien Notes due 2020 (the “Additional Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Additional Guarantees”) with respect to the Additional Exchange Securities. The 462(b) Registration Statement incorporates by

DJO Finance LLC DJO Finance Corporation	-2-	September 13, 2016

reference the Initial Registration Statement that was declared effective on August 31, 2016. The Additional Exchange Securities and the Additional Guarantees will be issued under an Indenture, dated as of May 7, 2015 (as amended or supplemented as of the date hereof, the “Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon, a New York banking corporation, as trustee (the “Trustee”). The Exchange Securities and the Additional Exchange Securities will be offered by the Issuers in exchange for (i) $298,436,000 aggregate principal amount of their outstanding 10.75% Third Lien Notes due 2020 (the “Initial Existing Securities”) and related guarantees of the Guarantors (the “Initial Existing Guarantees”) that were issued on May 7, 2015 and (ii) $35,000 aggregate principal amount of their outstanding 10.75% Third Lien Notes due 2020 (together with the Initial Existing Securities, the “Existing Securities”) and related guarantees of the Guarantors (together with the Initial Existing Guarantees, the “Existing Guarantees”) that were issued on May 18, 2015.

We have examined the Registration Statements and the Indenture (including the form of the 10.75% Third Lien Notes due 2020 set forth therein), which has been filed with the Commission as an exhibit to the Initial Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

DJO Finance LLC DJO Finance Corporation	-3-	September 13, 2016

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee. We have assumed further that (i) each of Encore Medical GP, LLC, a Colorado limited liability company, Encore Medical Partners, LLC, a Colorado limited liability company, Empi, Inc., a Minnesota corporation, Elastic Therapy, LLC, a North Carolina limited liability company, and Rikco International, LLC, a Wisconsin limited liability company (each, a “Non-Delaware Guarantor”), is validly existing and in good standing under the law of its state of incorporation, (ii) each Non-Delaware Guarantor has duly authorized, executed and delivered the Indenture and has duly authorized and will duly issue the Additional Guarantees in accordance with its organizational documents and the laws of its state of incorporation and (iii) the authorization, execution, delivery, issuance and performance by each Non-Delaware Guarantor of the Indenture and the Additional Guarantees, as applicable, do not violate its organizational documents or the laws of its jurisdiction of formation or any other jurisdiction.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Additional Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange for Existing Securities, the Additional Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

DJO Finance LLC DJO Finance Corporation	-4-	September 13, 2016

2. When (a) the Additional Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange for Existing Guarantees and (b) the Additional Guarantees have been duly issued, the Additional Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Initial Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

SUBSIDIARY	STATE OF INCORPORATION OR FORMATION
DJO, LLC	Delaware

DJO Consumer, LLC	Delaware

Encore Medical, LP	Delaware

Encore Medical GP, LLC	Nevada

Encore Medical Partners, LLC	Nevada

Empi, Inc.	Minnesota

Elastic Therapy, LLC	North Carolina

Rikco International, LLC	Wisconsin